Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Imunon, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry-Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share (“Common Stock”) issuable upon exercise of warrants	457(g)	5,000,000	(2)	$2.00	(3)	$10,000,000	(3)	0.00014760	$1,476.00	-	-	-	-
Fees Previously Paid											-
	Total Offering Amount							$10,000,000		0.00014760	$1,476.00
	Total Fees Previously Paid										-
	Total Fee Offsets										-
	Net Fee Due										$1,476.00

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Imunon, Inc. (the “Registrant”) that become issuable with respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Registrant’s common stock.
(2)	Represents shares of common stock offered by the selling stockholders described in the registration statement issuable upon the exercise of warrants to purchase shares of common stock issued to the selling stockholders in a private placement transaction that closed on August 1, 2024.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended, based on the price at which the warrants may be exercised.